EXHIBIT 99.1

Federated National Holding Company Reports 2016 First Quarter Financial Results

SUNRISE, Fla., May 03, 2016 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the quarter ended March 31, 2016.

Q1 2016 highlights (as measured against the same three-month period last year, except where noted):

  27.5% increase in gross written premiums to $136.0 million
  25.5% increase in total revenue to $69.0 million
  23.1% increase in Florida homeowners’ policies to approximately 253,000
  3.9% increase in book value per share, including noncontrolling interest, to $18.89 as compared with $18.17 at December 31, 2015 and a 4.2% increase in book value per share, excluding noncontrolling interest, to $17.56 as compared with $16.86 at December 31, 2015

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “I am pleased to report another successful quarter in which our partner agents bound $56.8 million of new business with FedNat. The continued growth in our business in an increasingly competitive environment is a direct result of the investment made in our staff, partner agents, distribution channels and products. Included in our quarterly results is $4.9 million of gross pre-tax catastrophe losses as a result of severe weather that occurred during the quarter. FedNat is committed to assisting our insureds in their time of need as they recover from these recent events.”

Mr. Braun added, “In March, the Company announced a $10 million stock buyback; that in addition to our dividend, signals our continued commitment to returning capital to shareholders.”

First Quarter 2016 Financial Review

  For the three months ended March 31, 2016, the Company reported net income attributable to the Company’s shareholders of $9.5 million, or $0.69 per share on 13.83 million average undiluted shares outstanding and $0.68 per share on 14.04 million average diluted shares outstanding, compared with net income attributable to the Company’s shareholders of $9.3 million, or $0.68 per share on 13.66 million average undiluted shares outstanding and $0.66 per share on 13.98 million average diluted shares outstanding in the same three-month period last year.

  Gross written premiums increased $29.3 million, or 27.5%, to $136.0 million for the three months ended March 31, 2016, compared with $106.7 million for the same three-month period last year. Homeowners’ gross written premiums increased $16.9 million, or 17.3%, to $114.7 million for the three months ended March 31, 2016, compared with $97.8 million for the same three-month period last year.

  Losses and loss adjustment expenses (LAE) increased $5.6 million, or 23.4%, to $29.5 million for the three months ended March 31, 2016, compared with $23.9 million for the same three-month period last year. The increase to losses and LAE was driven by an increase in earned premiums, $4.9 million in gross catastrophe losses related to a series of tornadoes in Florida during the three months ended March 31, 2016 and an increase to our Florida homeowners’ ultimate loss ratio.

  Net premiums earned increased $10.2 million, or 22.8%, to $55.0 million for the three months ended March 31, 2016, compared with $44.8 million for the same three-month period last year. This increase was primarily due to an increase in our Florida homeowners’ in-force policy count to 252,975 as of March 31, 2016, compared with 196,924 as of March 31, 2015. Additionally, the growth in the policy count is driven by management’s strategy to grow market share by providing exceptional service to our customers and partner agents.

  Total revenues increased $14.1 million, or 25.5%, to $69.0 million for the three months ended March 31, 2016, compared with $54.9 million for the same three-month period last year.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) tomorrow, May 4, 2016. The Company’s CEO, Michael H. Braun, and its CFO, Peter J. Prygelski III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(877) 303-6913

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril, commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states. The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company. The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY and SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per share data)
Revenue:
Gross premiums written	$136,025	$106,702
Gross premiums earned	128,099	95,693
Ceded premiums earned	(73,102)	(50,907)
Net premiums earned	54,997	44,786
Net investment income	2,040	1,546
Net realized investment gains	927	1,704
Other income	10,996	6,900
Total revenue	68,960	54,936

Expenses:
Losses and loss adjustment expenses	29,545	23,949
Commissions and other underwriting expenses	19,852	12,694
General and administrative costs	4,081	3,798
Interest expense	84	11
Total expenses	53,562	40,452

Income before income taxes	15,398	14,484
Income taxes	5,795	5,711
Net income	9,603	8,773

Net income (loss) attributable to noncontrolling interest	68	(511)

Net income attributable to Federated National Holding Company shareholders	$9,535	$9,284

Net income per share attributable to Federated National Holding Company shareholders:
Basic	$0.69	$0.68
Diluted	$0.68	$0.66

FEDERATED NATIONAL HOLDING COMPANY and SUBSIDIARIES
Other Selected Data
(Unaudited)

Balance Sheet

	Period Ended
	March 31, 2016	December 31, 2015
	(in thousands, except per share data)
Total Cash and Investments	$458,855	$437,369
Total Assets	$666,128	$638,185
Loss and Loss Adjustment Expense Reserves	$101,615	$97,340
Total Liabilities	$404,938	$387,426
Total Shareholders’ Equity	$261,190	$250,759
Common Stock Outstanding	13,827	13,799
Book Value Per Share including noncontrolling interest	$18.89	$18.17
Book Value Per Share excluding noncontrolling interest	$17.56	$16.86

	Three Months Ended March 31,
Gross Written Premiums	2016	2015
	(in thousands)
Homeowners	$114,667	$97,778
Automobile	15,689	3,462
Commercial General Liability	3,751	3,970
Federal Flood	1,918	1,492
Gross Written Premium	$136,025	$106,702

Industry Ratios

	Three Months Ended March 31,
	2016	2015
Net Loss Ratio - All Lines	53.72%	53.48%
Net Expense Ratio	43.52%	36.83%
Combined Ratio	97.24%	90.31%
Gross Loss Ratio - All Lines	40.56%	32.59%

CONTACT:  Michael H. Braun, CEO (954) 308-1322
or Peter J. Prygelski III, CFO (954) 308-1252
Federated National Holding Company